PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FOURTH QUARTER EARNINGS AND ANNOUNCES STOCK REPURCHASE PROGRAM

QUAKERTOWN, PA (24 January 2008) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank, reported net income for the fourth quarter of 2007 of $1,021,000, or $.32 per share on a diluted basis. Net income for the fourth quarter of 2007 represents a 10.6% increase over net income of $923,000 reported for the same period in 2006. Earnings per share, on a diluted basis, was $.29 for the fourth quarter of 2006. Net income for the twelve months ended December 31, 2007 was $3,047,000, a decrease from net income of $5,420,000 for the same period in 2006. Diluted earnings per share was $.96 and $1.71 for the respective years ended December 31, 2007 and 2006. The results for 2007 were impacted by the balance sheet restructuring reported in the first half of 2007 which resulted in an after-tax loss of $2,308,000 or $.73 per share.

Today, QNB announced that the board of directors authorized the company to purchase up to 50,000 shares of its common stock in open market or privately negotiated transactions. The repurchase authorization does not bear a termination date. At December 31, 2007 there were 3,134,704 common shares outstanding.

“Our results for 2007 reflect both the challenging economic operating environment for financial institutions as well as the decision by management and the board to restructure its balance sheet in order to better position and strengthen the Company for the future”, said Thomas J. Bisko, President and Chief Executive Officer. “The significant increase in both net interest income and the net interest margin is a result of both this action, and, as importantly, the continued strong growth of our commercial loan portfolio. We enter the year 2008 optimistic, yet cautious, given the difficult operating environment. We also begin 2008 with a new name for our subsidiary bank. After 130 years as The Quakertown National Bank, effective December 28, 2007 we officially began our future as QNB Bank.”

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Net interest income for the fourth quarter of 2007 was $4,511,000, a $471,000, or 11.7%, increase from net interest income reported for the same period in 2006. The net interest margin for the fourth quarter of 2007 was 3.40% compared to 3.01% for the fourth quarter of 2006. For the year ended December 31, 2007, net interest income increased $1,471,000 or 9.1% to $17,567,000, while the net interest margin increased 20 basis points to 3.32%. The improvement in net interest income and the net interest margin were primarily attributed to the balance sheet restructuring transaction entered into during the second quarter of 2007. Also contributing to the increased margin was strong loan growth of 10.9%, when comparing December 31, 2007 to December 31, 2006, with total loans ending the year at approximately $381 million.

The increase in net interest income was partially offset by higher provisions for loan losses. The higher provision in 2007 reflects an increase in nonperforming loans resulting from a slowing economy, as well as the inherent risk related to loan growth. Results for the fourth quarter of 2007 include a $325,000 provision for loan losses compared to a provision for loan losses of $240,000 for the fourth quarter of 2006. For the year ended December 31, 2007 the provision for loan losses was $700,000, compared with $345,000 for the same period in 2006. Total nonperforming loans, which represent loans on non-accrual status and loans past due more than 90 days, were $1,616,000, or .42% of total loans, at December 31, 2007 compared with $1,084,000, or .30% of total loans, at September 30, 2007 and $425,000, or .12% of total loans, at December 31, 2006. The allowance for loan losses of $3,279,000 represents .86% of total loans at December 31, 2007 compared to an allowance for loan losses of $3,001,000, or .82% of total loans, at September 30, 2007 and $2,729,000, or .79% of total loans, at December 31, 2006.

Total non-interest income for the three months ended December 31, 2007 was $650,000, a $19,000 increase from the $631,000 recorded during the fourth quarter of 2006. Included in the respective quarters ended December 31, 2007 and 2006 were $346,000 and $349,000 of securities losses. During the fourth quarter of 2007, as a result of the declining stock market, equity securities were sold at a loss of $146,000, while others were impaired at a loss of $200,000. During the fourth quarter of 2006, QNB sold lower-yielding fixed income securities at a loss of $250,000 and some equity securities at a loss of $99,000. When comparing the years, total non-interest income declined $3,030,000 in 2007 to $907,000 with investment security activity, including the balance sheet restructuring, accounting for $3,077,000 of the decline. In addition, retail brokerage income declined $71,000 when comparing the years as QNB changed its Raymond James relationship from an independent branch employing a branch manager to a third party revenue sharing arrangement. As a result of the change in relationship, there were savings realized in personnel related expenses. Partially offsetting the impact of the securities losses and lower retail brokerage income were higher ATM and debit card fees which increased $86,000 or 11.1% and a $45,000 increase in gains on the sale of mortgages.

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Total non-interest expense increased $178,000, or 5.1%, to $3,640,000 for the quarter ended December 31, 2007 compared to the same quarter in 2006. For the year ended December 31, 2007 non-interest expense increased $1,207,000 to $14,441,000. Included in the fourth quarter of 2007 was a $55,000 charge related to QNB’s portion of VISA litigation settlement costs as well as costs associated with rebranding QNB Bank. Total 2007 non-interest expense also includes a $740,000 charge related to the prepayment of Federal Home Loan Bank advances that were part of the balance sheet restructuring transaction. Excluding the VISA settlement and the prepayment penalty, total non-interest expense increased 3.1% for the year.

The provision for income taxes for the fourth quarter of 2007 and 2006 was $175,000 and $46,000, respectively. Contributing to the lower income tax expense for the fourth quarter of 2006 was the reversal of $46,000 of a tax valuation allowance initially recorded as a result of the impairment of certain equity securities. QNB was able to realize these tax benefits due to realized capital gains in 2006. For the years ended December 31, 2007 and 2006, the provision for income taxes was $286,000 and $1,034,000, respectively. Included in the provision for income taxes in 2006 was a tax benefit of $209,000 related to the reversal of a tax valuation allowance as discussed above. The effective tax rate for the year ended December 31, 2007 was 8.6%, while the effective tax rate for the year ended December 31, 2006, excluding the impact of the reversal of the tax valuation allowance, was 19.3%. The primary reason for the decrease in income tax expense and the effective tax rate when comparing the two years was the lower amount of taxable income and, as a result, tax-exempt income from loans and securities comprising a higher proportion of pre-tax income.

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QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
INCOME:
Total interest income	$8,915	$8,469	$35,305	$32,002
Total interest expense	4,404	4,429	17,738	15,906
Net interest income	4,511	4,040	17,567	16,096
Provision for loan losses	325	240	700	345
Total non-interest income	650	631	907	3,937
Total non-interest expense	3,640	3,462	14,441	13,234
Income before income taxes	1,196	969	3,333	6,454
Provision for income taxes	175	46	286	1,034
Net income	$1,021	$923	$3,047	$5,420

NET INCOME PER SHARE:
Basic	$.33	$.30	$.97	$1.73
Diluted	.32	.29	.96	1.71

Dividends per share	.22	.21	.88	.84

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	December 31,
	2007	2006
SELECTED PERIOD END BALANCES:
Total assets	$609,848	$614,539
Federal funds sold	-	11,664
Investments	195,533	224,839
Loans held-for sale	688	170
Total loans	381,016	343,496
Allowance for loan losses	3,279	2,729
Deposits	494,124	478,922
Short-term borrowings	33,990	30,113
Long-term debt	25,000	52,000
Shareholders' equity	53,251	50,410

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
SELECTED RATIOS:
Return on average assets	.68%	.60%	.51%	.91%
Return on average shareholders' equity	7.79%	7.19%	5.94%	10.89%
Net interest margin-tax equivalent	3.40%	3.01%	3.32%	3.12%
Efficiency ratio-tax equivalent	65.86%	68.95%	63.90%	62.60%
Average shareholders' equity to total average assets	8.69%	8.39%	8.51%	8.37%
Nonperforming assets to total assets	.27%	.08%
Allowance as a % of loans	.86%	.79%

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Contact:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com